Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Third Quarter 2013 Earnings, Declares Quarterly Cash Dividend

CHANTILLY, VA – November 12, 2013– Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended September 30, 2013.  Revenue for the quarter ended September 30, 2013 was $75.9 million, as compared to $86.2 million for the quarter ended September 30, 2012.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the quarter ended September 30, 2013 was $5.3 million, compared to $14.9 million for the quarter ended September 30, 2012.  Net loss for the quarter ended September 30, 2013 was $1.5 million, as compared to net income of $5.7 million for the quarter ended September 30, 2012.  Revenue for the nine months ended September 30, 2013 was $238.2 million, as compared to $263.4 million for the nine months ended September 30, 2012.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the nine months ended September 30, 2013 was $24.0 million compared to $47.7 million for the nine months ended September 30, 2012.  Net income for the nine months ended September 30, 2013 was $2.3 million, compared to $18.1 million for the nine months ended September 30, 2012.  Cash flow provided by operations for the nine months ended September 30, 2013 was $17.4 million.  Diluted earnings per share decreased to $0.12 for the nine months ended September 30, 2013, from $0.96 for the nine months ended September 30, 2012.  As of September 30, 2013, we had a cash balance of $20.5 million and $30.0 million of available borrowings under our revolving credit facility.

In addition, Intersections’ Board of Directors declared an ordinary cash dividend of $0.20 per share of common stock payable on December 9, 2013 to shareholders of record as of November 22, 2013.   Based on the closing price on November 11, 2013 of $8.52 per share, our quarterly cash dividend represents an effective annual dividend yield of 9.4%.  Dividends are considered quarterly by the Board of Directors and may be paid only when approved by the Board of Directors.  Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and such other factors as our Board of Directors may, in its discretion, consider relevant.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We expect adjusted EBITDA to be slightly lower than our prior guidance for 2013, due primarily to increased investment in consumer direct marketing, an expense for an advantageous technology licensing opportunity we were able to obtain for the new monitoring business line we are developing, and higher losses than expected in our Market Intelligence and Bail Bonds Industry Solutions segments.”

Third Quarter 2013 Financial Highlights:

•	Total subscribers decreased to approximately 3.6 million compared to 3.8 million as of June 30, 2013, approximately 738 thousand of whom remain in a non-billable status as of September 30, 2013.

•	Total consolidated revenue for the third quarter of 2013 was $75.9 million compared to $86.2 million for the third quarter of 2012.

•
Consolidated net loss for the quarter ended September 30, 2013 was $1.5 million, or $(0.08) per diluted share, compared to consolidated net income of $5.7 million, or $0.30 per diluted share, for the quarter ended September 30, 2012.

•
Net loss for the third quarter of 2013 was negatively impacted by an aggregate of approximately $3.2 million in pre-tax expenses for severance, a non-cash impairment charge in our long term investment in White Sky, and technology license expenses for the new monitoring business line we are developing.

•	Consolidated cash flow provided by operations for the quarter ended September 30, 2013 was approximately $5.2 million.

Nine Months Results:

•	Total consolidated revenue for the nine months ended September 30, 2013 was $238.2 million, compared to $263.4 million for the nine months ended September 30, 2012.

•
Consolidated net income for the nine months ended September 30, 2013 was $2.3 million, or $0.12 per diluted share, compared to $18.1 million, or $0.96 per diluted share, for the nine months ended September 30, 2012.

•
Net income for the first nine months of 2013 was negatively impacted by an aggregate of approximately $5.0 million in pre-tax expenses for severance, expenses associated with warrants we exercised in our long-term investment in White Sky, a non-cash impairment charge, a non-cash valuation allowance on an existing deferred tax asset and technology license expenses for the new monitoring business line we are developing.

•	Consolidated cash flow provided by operations for the nine months ended September 30, 2013 was approximately $17.4 million.

In the prior quarter, we ceased all business activities in our subsidiary Net Enforcers, which was included in our Online Brand Protection Segment. We determined that Net Enforcers met the requirements for classification as a discontinued operation under U.S. GAAP and we have recast our condensed consolidated statements of operations for the periods presented. Loss from discontinued operations, net of tax, was $9 thousand and $184 thousand, respectively, for the nine months ended September 30, 2013 and 2012.

For additional commentary on Intersections’ third quarter 2013 results please click on the 3rd Quarter 2013 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer identity risk management services with more than 3 million subscribers.  Those services are offered through North America's leading financial institutions and directly to consumers under Intersections’ award-winning Identity Guard® brand. Since 1996, Intersections has protected the identities of more than 36 million consumers.